Exhibit 99.1

        Barnes & Noble Reports First Quarter Financial Results:
                 Exceeds Earnings Per Share Guidance

                     Declares Quarterly Dividend


    NEW YORK--(BUSINESS WIRE)--May 24, 2007--Barnes & Noble, Inc. (NYSE: BKS), the world's largest bookseller, today reported sales and earnings for the first quarter ended May 5, 2007. In addition, the company also announced that its Board of Directors declared a quarterly cash dividend of $0.15 per share for stockholders of record at the close of business on June 8, 2007, payable on June 29, 2007.

    Sales for the first quarter increased 3% to $1.1 billion. Barnes & Noble store sales increased 3.3% to $1.0 billion, with comparable store sales increasing 1.7% for the quarter. Barnes & Noble.com sales were $93.8 million for the quarter, an 8.0% comparable sales increase compared to the prior year period.

    Bestselling titles during the quarter included Rhonda Byrne's The Secret, Chris Bohjalian's The Double Bind, Mohsin Hamid's The
Reluctant Fundamentalist, Giada de Laurentiis' Everyday Pasta and Mary Higgins Clark's I Heard That Song Before.

    First quarter losses were $1.7 million or $0.03 per share, better than the company's guidance for a loss of $0.08 to $0.12 per share. The company's store opening and store closing schedule for 2007 has been adjusted and, as a result, certain expenses, amounting to $0.03 per share, which were planned for the first quarter are now expected to be incurred in the second and third quarters, and is reflected in the guidance below.

    Excluding charges of $0.06 per share associated with the closing of the company's Internet distribution center and $0.07 per share for expenses associated with the review of its stock option practices, first quarter net earnings were $6.8 million or $0.10 per share.

    In the first quarter of 2007, the company acquired 0.7 million shares for $27.9 million under its share repurchase program.

    "The first quarter of 2007 is the first non-holiday period impacted by the new, lower prices to Members that we introduced last October," said Steve Riggio, Chief Executive Officer. "As expected, our gross margin declined due to greater discounts given to existing Members and from greater usage, as the size of our Member base continues to grow. The first quarter also had one of the better hardcover new release schedules in some time, which brought our comps into positive territory and helped Internet sales grow."

    GUIDANCE

    For the second quarter, the company expects comparable store sales at Barnes & Noble stores to increase in the low to mid-single digits, reflecting the additional sales volume expected with the July 21st release of Harry Potter and the Deathly Hallows. For the full year, the company continues to expect comparable store sales to be flat to slightly positive.

    Barnes & Noble, Inc.'s second quarter earnings per share is expected to be in a range of $0.08 to $0.12. For the full year, the company continues to expect earnings per share to be in a range of $1.49 to $1.67, or $1.67 to $1.81 excluding charges associated with the closing of the company's Internet distribution center ($0.06 per share) and expenses associated with the company's review of its stock option practices ($0.08 to $0.12 per share).

    As of May 5, 2007, the company operated 696 Barnes & Noble stores and 97 B. Dalton stores. During the first quarter, four Barnes & Noble stores were opened and three were closed. B. Dalton closed one store during the quarter.

    A conference call with Barnes & Noble, Inc.'s senior management will be webcast beginning at 10:00 A.M. ET on Thursday, May 24, 2007, and is accessible at www.barnesandnobleinc.com/webcasts. The call will also be archived at www.fulldisclosure.com for one year.

    Barnes & Noble, Inc. will report second quarter earnings on or about August 23, 2007.

    ABOUT BARNES & NOBLE, INC.

    Barnes & Noble, Inc. (NYSE: BKS), the world's largest bookseller and a Fortune 500 company, operates 793 bookstores in 50 states. For the fifth year in a row, the company is the nation's top retail brand for quality, according to the EquiTrend(R) Brand Study by Harris Interactive(R). Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web's largest e-commerce sites and the number one online bookseller for quality among e-commerce companies, according to the latest EquiTrend survey.

    General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate website:
www.barnesandnobleinc.com.

    SAFE HARBOR

    This press release contains "forward-looking statements." Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, the results of the internal review of the company's stock option practices and the related inquiries by the Securities and Exchange Commission and the U.S. Department of Justice and related stockholder derivative lawsuits, general economic and market conditions, decreased consumer demand for the company's products, possible disruptions in the company's computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company's online and other initiatives, the successful integration of acquired businesses, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company's control. Please refer to the company's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.



                BARNES & NOBLE, INC. AND SUBSIDIARIES
                Consolidated Statements of Operations
                (In thousands, except per share data)

----------------------------------------------------------------------
                                         13 weeks ended 13 weeks ended
                                         -------------- --------------
                                          May 5, 2007   April 29, 2006
                                         -------------- --------------

Sales                                    $   1,145,395      1,114,735
Cost of sales and occupancy                    811,364        775,985
                                         -------------- --------------
   Gross profit                                334,031        338,750
                                         -------------- --------------
Selling and administrative expenses            295,208        281,142
Depreciation and amortization                   45,508         40,555
Pre-opening expenses                             1,034          3,280
                                         -------------- --------------
   Operating profit (loss)                      (7,719)        13,773
Interest income, net                             3,138          1,510
                                         -------------- --------------
    Income (loss) before taxes and
     minority interest                          (4,581)        15,283
Income taxes                                    (1,832)         6,228
                                         -------------- --------------
    Income (loss) before minority
     interest                                   (2,749)         9,055
Minority interest                                1,078            936
                                         -------------- --------------
     Net income (loss)                   $      (1,671)         9,991
                                         ============== ==============

Income (loss) per common share:
     Basic                               $       (0.03)          0.15
     Diluted                             $       (0.03)          0.14


Weighted average common shares
 outstanding
     Basic                                      65,209         65,745
     Diluted                                    65,209         70,100


Percentage of sales:
Sales                                            100.0%         100.0%
Cost of sales and occupancy                       70.8%          69.6%
                                         -------------- --------------
   Gross profit                                   29.2%          30.4%
                                         -------------- --------------
Selling and administrative expenses               25.8%          25.2%
Depreciation and amortization                      4.0%           3.6%
Pre-opening expenses                               0.1%           0.3%
                                         -------------- --------------
   Operating profit (loss)                        -0.7%           1.2%
Interest income, net                               0.3%           0.1%
                                         -------------- --------------
    Income (loss) before taxes and
     minority interest                            -0.4%           1.4%
Income taxes                                      -0.2%           0.6%
                                         -------------- --------------
    Income (loss) before minority
     interest                                     -0.2%           0.8%
Minority interest                                  0.1%           0.1%
                                         -------------- --------------
     Net income (loss)                            -0.1%           0.9%
                                         ============== ==============




                BARNES & NOBLE, INC. AND SUBSIDIARIES
                     Consolidated Balance Sheets
                (In thousands, except per share data)

----------------------------------------------------------------------
                                    May 5,     April 29,   February 3,
                                      2007        2006         2007
                                  ----------- ------------ -----------


         ASSETS
Current assets:
   Cash and cash equivalents      $  120,676       57,616     348,767
   Receivables, net                  103,167       97,288     100,467
   Merchandise inventories         1,378,186    1,366,480   1,354,580
   Prepaid expenses and other
    current assets                   124,188       77,087     118,626
                                  ----------- ------------ -----------
        Total current assets       1,726,217    1,598,471   1,922,440
                                  ----------- ------------ -----------

Property and equipment:
   Land and land improvements          3,247        3,247       3,247
   Buildings and leasehold
    improvements                     991,706      983,603     990,058
   Fixtures and equipment          1,306,701    1,199,796   1,310,026
                                  ----------- ------------ -----------
                                   2,301,654    2,186,646   2,303,331
   Less accumulated depreciation
    and amortization               1,513,775    1,392,324   1,497,275
                                  ----------- ------------ -----------
      Net property and equipment     787,879      794,322     806,056
                                  ----------- ------------ -----------

Goodwill                             258,619      262,681     259,683
Intangible assets, net                90,541       93,110      91,176
Deferred taxes                       104,555      114,720     104,103
Other noncurrent assets               14,230       24,325      13,340
                                  ----------- ------------ -----------
   Total assets                   $2,982,041    2,887,629   3,196,798
                                  =========== ============ ===========

       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable               $  752,017      768,591     792,977
   Accrued liabilities               558,129      540,544     704,021
                                  ----------- ------------ -----------
      Total current liabilities    1,310,146    1,309,135   1,496,998
                                  ----------- ------------ -----------

Deferred taxes                       160,273      157,344     160,273
Other long-term liabilities          364,739      363,294     364,002

Minority interest                      8,750        9,121      10,660

Shareholders' equity:
   Common stock; $.001 par value;
    300,000 shares authorized;
    85,113, 84,180 and 84,608
    shares issued, respectively           85           84          85
   Additional paid-in capital      1,181,925    1,116,859   1,169,167
   Accumulated other
    comprehensive loss                (6,979)      (8,965)     (7,086)
   Retained earnings                 588,739      512,617     600,404
   Treasury stock, at cost,
    20,213, 18,843 and 19,520
    shares, respectively            (625,637)    (571,860)   (597,705)
                                  ----------- ------------ -----------
      Total shareholders' equity   1,138,133    1,048,735   1,164,865
                                  ----------- ------------ -----------
Commitments and contingencies              -            -           -
                                  ----------- ------------ -----------
   Total liabilities and
    shareholders' equity          $2,982,041    2,887,629   3,196,798
                                  =========== ============ ===========


    CONTACT: Barnes & Noble, Inc.
             Media:
             Mary Ellen Keating, 212-633-3323
             Senior Vice President
             Corporate Communications
             or
             Investors:
             Joseph J. Lombardi, 212-633-3215
             Chief Financial Officer